Exhibit 23.3

Consent of Ernst & Young LLP


We consent to the reference to our firm under the captions "Experts" in Amendment No.1 to the Registration Statement (Form S-3 No. 333-33267) and related Prospectus of DIMON Incorporated for the registration of 5,524,104 shares of its common stock and to the incorporation by reference therein of our report dated May 16, 1997, with respect to the consolidated financial statements of Intabex Holdings Worldwide SA for the years ended March 31, 1997, 1996 and 1995 included in the Current Report on Form 8-K/A of DIMON Incorporated dated June 16, 1997 filed with the Securities and Exchange Commission.



                                                      /s/ ERNST & YOUNG LLP
                                                     -----------------------



Raleigh, North Carolina
September 9, 1997